EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our reports dated May 14, 2003 accompanying the financial statements of NetMeasure Technology Inc. appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB as at December 31, 2002 and for the years ended December 31, 2002 and 2001 and for the period from inception (May 4, 1998) to December 31, 2002, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

Vancouver, Canada January 15, 2004	/s/ Grant Thornton LLP Chartered Accountants